Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Jennifer Eaton - Corp. Communications jeaton@parker.com	216/896-2895	After hours: 216/407-6165

Financial Analysts –
	Pamela Huggins, VP & Treasurer phuggins@parker.com	216/896-2240

Stock Symbol:	PH - NYSE

PARKER HANNIFIN ANNOUNCES RECORD THIRD QUARTER SALES; EARNINGS FROM CONTINUING OPERATIONS OF $1.18 PER SHARE

Cleveland, Ohio: April 18, 2005 – Parker Hannifin Corporation (NYSE: PH) today reported fiscal third-quarter income from continuing operations of $142.2 million, or $1.18 per diluted share on sales of $2.14 billion for the period ended March 31, 2005, compared to income from continuing operations of $105.7 million, or 88 cents per diluted share on sales of $1.88 billion in the same period last year. In the current quarter, the company recorded a charge from discontinued operations of $2.8 million, or three cents per diluted share. The charge reflects the ongoing accounting for the sale of the company’s Wynn Oil specialty chemicals business in December 2004.

As previously announced, in the quarter the company recorded six cents per diluted share related to realignment costs, divestiture activities, and tax-related professional fees; and a tax benefit of 10 cents per diluted share.

“We are pleased to report record third quarter sales up 14 percent and strong earnings per share from continuing operations up 34 percent year-over-year. We continue to generate strong cash flow from operations at $517 million for the first nine months of fiscal 2005, up four percent from the same period last year,” said Parker Chairman and CEO Don Washkewicz. “Our third quarter performance is primarily the result of our employees’ ongoing execution of our Win Strategy, including the recent acquisition of Sporlan and Acadia, which should continue to help Parker reduce future revenue volatility.”

Third Quarter Segment Results

In the North American Industrial segment, operating income improved 36 percent to $120.1 million on sales of $925.0 million. The segment benefited from strong demand in the oil and gas, mining, construction, and heavy-duty truck markets.

International Industrial units increased operating income 47 percent to $63.1 million on sales of $623.3 million. The improvements in this segment were largely the result of implementing the company’s Win Strategy initiatives.

In the company’s Climate & Industrial Controls segment, third-quarter operating income increased 24 percent to $26.5 million on sales of $226.8 million. Despite a softening in the automotive market, the business is benefiting from the successful integration of the Sporlan acquisition and the expected seasonal ramp up in the air conditioning and refrigeration markets.

Aerospace reported an increase in operating income of six percent to $44.0 million on sales of $337.3 million, reflecting increased commercial OEM business.

In the “Other” segment, comprised of Astron metal buildings, operating income was $2.4 million on sales of $29.2 million.

Year-to-Date Results

For the first nine months of fiscal 2005, the company’s income from continuing operations increased 81 percent to $386.6 million, or $3.21 per diluted share on sales of $6.0 billion. Income from continuing operations for the first nine months of last year was $213.6 million, or $1.80 cents per diluted share on sales of $5.03 billion. Income from discontinued operations for the first nine months of fiscal 2005 was $56.7 million, or 47 cents per diluted share, which includes profit from operations and the gain on the divestiture of the Wynn Oil specialty chemicals business.

Cash Flow and Inventories

For the first nine months, cash flow from operations was $516.7 million, or 8.6 percent of sales. For the same period last year, cash flow from operations was $495.0 million, or 9.8 percent of sales.

During the quarter, inventories were reduced by $48 million, which includes the effects of currency and acquisitions, and the company’s ongoing lean manufacturing efforts.

Outlook

The company raised fiscal 2005 full-year earnings estimates to be between $4.72 and $4.92 per diluted share, which includes 47 cents per diluted share from discontinued operations.

“We are on target to achieve record sales and earnings in fiscal 2005,” added Washkewicz. “While we have a few markets experiencing some softness, we are very encouraged by the continued strength in our industrial and aerospace markets.

“Our Win Strategy is a multi-faceted approach for capturing and focusing the creativity of our entire global organization. We are especially pleased with our success in expanding our business into high growth regions, as evidenced by our most recent announcement of entering into a joint venture with Tianjin Tejing Hydraulics Company to produce hydraulic systems in China.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal third-quarter results is available to all interested parties via live webcast today at 10:00 a.m. ET, on the company’s investor information web site, www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker.

With annual sales approaching $8 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 48,000 people in 46 countries around the world. Parker has increased its annual dividends paid to shareholders for 48 consecutive years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at www.parker.com, or its investor information site at www.phstock.com.

Forward-Looking Statements:

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to employee retirement and health care benefits and insurance; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as inflation and interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

#            #            #

PARKER HANNIFIN CORPORATION - MARCH 31, 2005

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)	Three Months Ended March 31,		Nine months ended March 31,
(Dollars in thousands except per share amounts)	2005	2004	2005	2004
Net sales	$2,141,708	$1,879,057	$6,004,563	$5,034,502
Cost of sales	1,712,884	1,526,297	4,769,640	4,122,981

Gross profit	428,824	352,760	1,234,923	911,521
Selling, general and administrative expenses	218,207	195,452	636,187	553,893
Other income (deductions):
Interest expense	(17,116)	(17,229)	(50,620)	(56,247)
Interest and other (expense), net	(1,872)	(792)	(11,101)	(3,188)

	(18,988)	(18,021)	(61,721)	(59,435)

Income from continuing operations before income taxes	191,629	139,287	537,015	298,193
Income taxes	49,454	33,547	150,454	84,572

Income from continuing operations	142,175	105,740	386,561	213,621
Discontinued operations	(2,805)	2,108	56,719	6,689

Net income	$139,370	$107,848	$443,280	$220,310

Earnings (loss) per share:
Basic earnings per share from continuing operations	$1.19	$.89	$3.25	$1.82
Discontinued operations	(.02)	.02	.48	.05

Basic earnings per share	$1.17	$.91	$3.73	$1.87

Diluted earnings per share from continuing operations	$1.18	$.88	$3.21	$1.80
Discontinued operations	(.03)	.02	.47	.05

Diluted earnings per share	$1.15	$.90	$3.68	$1.85

Average shares outstanding during period - Basic	119,173,986	118,242,311	118,787,238	117,545,386
Average shares outstanding during period - Diluted	120,769,762	119,637,727	120,534,917	118,803,626

Cash dividends per common share	$.20	$.19	$.58	$.57

Note:	Certain prior period amounts have been reclassified to conform to the current year presentation.

BUSINESS SEGMENT INFORMATION BY INDUSTRY

(Unaudited)	Three Months Ended March 31,		Nine months ended March 31,
(Dollars in thousands)	2005	2004	2005	2004
Net sales
Industrial:
North America	$924,975	$815,239	$2,576,556	$2,168,428
International	623,343	541,634	1,755,537	1,404,903
Aerospace	337,314	314,651	995,409	889,074
Climate & Industrial Controls	226,831	181,172	568,807	481,820
Other	29,245	26,361	108,254	90,277

Total	$2,141,708	$1,879,057	$6,004,563	$5,034,502

Segment operating income
Industrial:
North America	$120,133	$88,605	$339,804	$180,487
International	63,079	42,857	191,167	103,808
Aerospace	43,945	41,638	144,779	113,960
Climate & Industrial Controls	26,513	21,432	51,241	49,405
Other	2,379	(409)	13,896	2,749

Total segment operating income	$256,049	$194,123	$740,887	$450,409
Corporate general and administrative expenses	23,447	25,435	79,418	73,441

Income from continuing operations before interest expense and other	232,602	168,688	661,469	376,968
Interest expense	17,116	17,229	50,620	56,247
Other expense	23,857	12,172	73,834	22,528

Income from continuing operations before income taxes	$191,629	$139,287	$537,015	$298,193

Note:	Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED BALANCE SHEET

(Unaudited) (Dollars in thousands)	March 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$104,284	$169,956
Accounts receivable, net	1,283,675	1,163,145
Inventories	1,072,248	970,880
Prepaid expenses	42,466	36,952
Deferred income taxes	108,384	107,000

Total current assets	2,611,057	2,447,933
Plant and equipment, net	1,620,928	1,622,954
Goodwill	1,481,185	1,218,130
Intangible assets, net	199,349	58,458
Other assets	842,906	808,966
Net assets of discontinued operations		53,921

Total assets	$6,755,425	$6,210,362

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$18,098	$165,448
Accounts payable	533,674	493,454
Accrued liabilities	567,932	515,526
Accrued domestic and foreign taxes	123,518	137,528

Total current liabilities	1,243,222	1,311,956
Long-term debt	966,814	968,326
Pensions and other postretirement benefits	825,045	955,201
Deferred income taxes	75,911	21,579
Other liabilities	183,382	162,636
Shareholders’ equity	3,461,051	2,790,664

Total liabilities and shareholders’ equity	$6,755,425	$6,210,362

Note:	Certain prior period amounts have been reclassified to conform to the current year presentation.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)	Nine months ended March 31,
(Dollars in thousands)	2005	2004
Cash flows from operating activities:
Net income	$443,280	$220,310
Net (income) from discontinued operations	(56,719)	(6,689)
Depreciation and amortization	197,284	188,876
Net change in receivables, inventories, and trade payables	(63,218)	23,760
Net change in other assets and liabilities	(2,024)	98,856
Other, net	(1,942)	(30,114)

Net cash provided by operating activities	516,661	494,999

Cash flows from investing activities:
Acquisitions (net of cash of $4,653 in 2005 and $63,054 in 2004)	(530,901)	(201,101)
Capital expenditures	(112,978)	(101,715)
Proceeds from sale of business	120,000	—
Other, net	27,476	27,134

Net cash (used in) investing activities	(496,403)	(275,682)

Cash flows from financing activities:
Net proceeds from common share activity	5,946	42,443
Net proceeds (payments of) debt	(21,175)	(277,865)
Dividends	(68,880)	(66,845)

Net cash (used in) financing activities	(84,109)	(302,267)

Net cash (used in) provided by discontinued operations	(19,004)	8,735

Effect of exchange rate changes on cash	3,292	(1,679)

Net (decrease) in cash and cash equivalents	(79,563)	(75,894)
Cash and cash equivalents at beginning of period	183,847	245,850

Cash and cash equivalents at end of period	$104,284	$169,956

Note:	Certain prior period amounts have been reclassified to conform to the current year presentation.